Exhibt 4.1

AMENDMENT NO. 2 TO
WARRANT TO PURCHASE COMMON STOCK

This AMENDMENT NO. 2 TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”), dated as of February 3, 2023 (the “Amendment Date”), is by and between Heart Test Laboratories, Inc. (d/b/a HeartSciences), a Texas corporation (the “Company”), and _________ (the “Holder”).

Recitals

WHEREAS, the Company previously issued a new series of senior subordinated convertible notes (“Bridge Notes”), which were convertible into shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, and warrants (“Original Bridge Warrants”, and such Original Bridge Warrants as amended Amendment No. 1 (as defined below), the “Existing Bridge Warrants”, and such Existing Bridge Warrants as amended by this Amendment are referred to herein as the “Warrants”) to purchase shares of Common Stock pursuant to the terms of that certain Securities Purchase Agreement dated as of December 22, 2021 (the “SPA”) by and among the Company and the Buyers (as defined in the SPA);

WHEREAS, on September 8, 2022, the Company and the Holder entered into that certain Amendment No. 1 to Warrant to Purchase Common Stock (“Amendment No. 1”), which amended the Original Bridge Warrants;

WHEREAS, pursuant to Section 9 of the Existing Bridge Warrants, the provisions of the Existing Bridge Warrants may be amended only if the Company has obtained the written consent of the Required Holders (as defined in the SPA), which as of the date hereof will be satisfied by the execution and delivery by the Holder of this Amendment;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Existing Bridge Warrants as set forth in this Amendment;

WHEREAS, the Holder desires to consent to the amendments to the Existing Bridge Warrants set forth in this Amendment and, as a result, each of the Existing Bridge Warrants shall be amended as set forth in this Amendment; and

WHEREAS, the Company and the Holder desire (i) to amend the Exercise Price and the cashless exercise provisions of the Warrants for a period of ten (10) days (the “Limited Period”), (ii) to remove the Exercise Price adjustment provisions of the Warrants (with limited exceptions for transactions such as stock dividends, stock splits, stock combinations and reverse stock splits)and (iii) to make certain other amendments to each of the Existing Bridge Warrants, all as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.
Agreement to Amend Existing Bridge Warrant. The Company and the Holder agree (i) to amend the Existing Bridge Warrant as set herein and (ii) that, at the end of the Limited Period, each Existing Bridge Warrant that remains outstanding shall be replaced with an amended and restated warrant reflecting the Existing Bridge Warrant as amended by this Amendment. The Company and the Holder acknowledge and agree that, effective on the Amendment Date, the Warrants will take on the registered characteristics of the Existing Bridge Warrants and that, accordingly, will be issued by the Company with the same restrictive legends as the Existing Bridge Warrants. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Existing Bridge Warrants.
Section 2.
Representations and Warranties of the Holder. The Holder represents and warrants to the Company as follows:
(a)
The Holder has the requisite power, authority and capacity to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to perform its obligations hereunder and has taken all necessary action to authorize the execution, delivery and performance of this Amendment. Without limiting the generality of the foregoing, the Holder has the power and authority to cause this Amendment to be binding and enforceable with respect to all holders of the Existing Bridge Warrants (each a “Warrant Holder” and, collectively, the “Warrant Holders”).
(b)
This Amendment has been duly executed and delivered by the Holder and, assuming due authorization, execution and delivery of this Amendment by the Company, this Amendment is a valid and binding obligation of the Holder and all of the Warrant Holders enforceable against the Holder and all of the Warrant Holders in accordance with its terms.
(c)
Neither the execution and delivery of this Amendment nor the performance by the Holder of its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) its certificate of limited partnership, limited partnership agreement (or similar organizational documents), (ii) any contract, commitment, note, agreement, understanding, arrangement or restriction of any kind to which Holder is a party or by which the Holder is bound including, without limitation, the Existing Bridge Warrant, or (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Holder; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches, defaults, terminations, amendments, cancellations or accelerations that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by the Holder of the transactions contemplated by this Amendment.
(d)
Neither the execution and delivery of this Amendment nor the performance by the Holder of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Holder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority.
(e)
The Holder has been privy to information regarding the Company including, without limitation, (i) the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 17, 2022 (File No. 333-265024), as amended, the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 12, 2022 (File No. 333-267388), as amended, and all subsequent public filings of the Company with the Securities and Exchange Commission, (ii) other publicly available information regarding the Company, and (iii) such other information that it and its advisers deem necessary to make its decision to enter into the transactions contemplated by this Amendment and has been given an opportunity to ask questions regarding the condition of the Company, financial and otherwise, including the current and potential value of the Common Stock. The Holder further acknowledges that the Company has furnished it with all such financial and other information concerning the Company which the Holder has requested. The Holder acknowledges and understands that the Company possesses material nonpublic information not known to the Holder that may impact the value of the Common Stock, which the Company is unable to disclose to the Holder including, without limitation, (i) information received by principals and employees of the Company in their capacities as directors, officers, significant shareholders and/or affiliates of the Company, (ii) information otherwise received by the Company on a confidential basis, and (iii) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors. The Holder understands, based on its experience, the disadvantage to which the Holder is subject due to the disparity of information between the Company and the Holder. Notwithstanding this disadvantage, the Holder has deemed it appropriate to engage in the transactions contemplated by this Amendment.
(f)
The Holder acknowledges that none of the Company or any of its officers, directors, employees, agents or affiliates has made any representation or warranty, express or implied, regarding the Company, the Common Stock, the Warrants or otherwise, other than the representations and warranties set forth herein.
(g)
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Amendment based upon arrangements made by or on behalf of the Holder.
Section 3.
Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:
(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of Texas, has the requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to perform its obligations hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.
(b)
This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Amendment by the Holder, this Amendment is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
(c)
Neither the execution and delivery of this Amendment nor the performance by the Company of the Company’s obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) its certificate of formation or bylaws, (ii) any contract, commitment, note, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound or (iii) any injunction, judgment, writ, decree, order or ruling applicable to the Company; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the consummation by the Company of the transactions contemplated hereby.
(d)
Neither the execution and delivery of this Amendment nor the performance by the Company of its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Company or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority.
Section 4.
Exercise Price Reduction. Effective as of the Amendment Date, the parties hereto hereby agree pursuant to Section 2(h) of the Existing Bridge Warrants, solely for the period beginning on February 3, 2023 from and after the time a Current Report on Form 8-K announcing this Amendment is filed with the Securities and Exchange Commission and ending at 11:59 p.m. New York time on February 16, 2023 (the “Limited Period”), the Exercise Price is hereby lowered to $1.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events); provided, however, that (i) no more than 1,669,971 Warrant Shares (under the Warrants held by all Warrant Holders) shall be issued during the Limited Period and (ii) at the time the Company has issued a total of 1,663,220 Warrant Shares (under the Warrants held by all Warrant Holders) during the Limited Period, the Company shall have the right to restrict all further exercises of the Warrant during the Limited Period to Cashless Exercises pursuant to Section 1(d) of the Warrant. For the avoidance of doubt, the lowering of the Exercise Price during the Limited Period shall not restrict the raising of the Exercise Price, immediately following the end of the Limited Period, to the Exercise Price in effect immediately prior to the Limited Period.
Section 5.
Amendments to Existing Bridge Warrants. Effective as of the Amendment Date:
(a)
Section 1(d) of each of the Existing Bridge Warrants is hereby amended to add the following:

Notwithstanding the foregoing (including any restriction on the right to elect a Cashless Exercise), during the period beginning on February 3, 2023 from and after the time a Current Report on Form 8-K announcing Amendment No. 2 to this Warrant is filed with the SEC and ending at 11:59 p.m. New York time on February 16, 2023 (the “Limited Period”), the Holder shall be permitted to elect a Cashless Exercise and upon any such Cashless Exercise of this Warrant, in lieu of the “Net Number” calculated above, the Holder shall be issued a net number of shares of Common Stock equal to one-third (1/3) of the total number of Warrant Shares with respect to which this Warrant is then being exercised.

(b)
Each of Section 2(b), Section 2(d), Section 2(e), Section 2(f) and Section 2(i) of each of the Existing Bridge Warrants is hereby deleted and replaced with “[Intentionally Omitted].
Section 6.
Pre-Funded Warrants. In the event that the aggregate number of shares of Common Stock to be received by a Warrant Holder upon an exercise of its Warrant during the Limited Period would result in such Warrant Holder receiving shares of Common Stock in excess of its applicable Maximum Percentage (as defined in the Warrant), in lieu of the delivery of shares of Common Stock in excess of the Maximum Percentage, the Holder shall receive such excess shares as Pre-Funded Warrants (as defined in the SPA and substantially in the form attached to the SPA), except that such Pre-Funded Warrants (i) shall be revised as necessary to reflect that they are being issued pursuant to the Warrant and this Amendment rather than pursuant to the SPA and (ii) shall omit Section 2(c) (Stock Combination Event Adjustment) and Section 2(d) (Other Events) of the Pre-Funded Warrant (with such Sections noted as “Intentionally Omitted”).
Section 7.
Waiver of Provision in Securities Purchase Agreement. Effective as of the Amendment Date and for all time thereafter, the Holder hereby irrevocably waives, on behalf of all Buyers under the SPA, Section 4(w) (Additional Issuance of Securities) of the SPA, including, without limitation, all restrictions set forth in such Section 4(w). The Holder acknowledges and agrees that this irrevocable waiver is granted in accordance with Section 9(e) of the SPA.

Section 8.
Ratifications; Inconsistent Provisions; Amended and Restated Warrants. Except as otherwise expressly provided herein, each of the Existing Bridge Warrants is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, effective as of the Amendment Date, (i) all references in each of the Existing Bridge Warrants to “this Warrant”, “hereto”, “hereof’, “hereunder” or words of like import referring to the Existing Bridge Warrants shall mean the Existing Bridge Warrants as amended by this Amendment, (ii) to the extent that there is any inconsistency between the provisions of any of the Existing Bridge Warrants and this Amendment, the provisions of this Amendment shall control and be binding, and (iii) at the end of the Limited Period, all of the Warrants shall be cancelled in their entirety and the Company shall issue an amended and restated Warrant reflecting the Existing Bridge Warrant as amended by this Amendment to each Warrant Holder holding an outstanding, unexercised Warrant promptly after such Warrant Holder has returned its Existing Bridge Warrant marked “Cancelled” to the Company.
Section 9.
Expenses. The Company shall reimburse Kelley Drye & Warren LLP a non-accountable amount of $5,000 for the costs and expenses incurred by it in connection with reviewing and negotiating this Agreement (including, without limitation, all reasonable legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby). Except as otherwise expressly provided herein, each of the parties hereto shall pay all of its own expenses relating to the transactions contemplated by this Amendment, including, without limitation, the fees and expenses of its counsel and financial advisers.
Section 10.
Further Assurances; Disclosure of Amendment. Each of the parties hereto will execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby. The Company shall describe this Amendment in a press release and/or Current Report on Form 8-K (such press release and/or Current Report on Form 8-K, the “Press Release”) to be released to the public and/or filed with the SEC within one (1) Trading Day following the Amendment Date, which Press Release must be available to the public either on the Company’s website or on the SEC’s EDGAR website. The Press Release shall also describe any other material nonpublic information provided by the Company to the Holder on or prior to the public disclosure of the Press Release. From and after the public disclosure of the Press Release, the Holder shall not be in possession of any material, nonpublic information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in such Press Release. In addition, effective upon the public disclosure of the Press Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company or any of its officers, directors, affiliates, employees or agents, on the one hand, and the Holder, on the other hand, shall terminate.
Section 11.
Binding Agreement. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns including, without limitation, any and all Warrant Holders.
Section 12.
Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile, DocuSign or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the Company and the Holder have each caused this Amendment to be executed as of the date first written above by a duly authorized officer.

HEART TEST LABORATORIES, INC. (D/B/A HEARTSCIENCES)

By:
Name: Andrew Simpson
Title: CEO

[HOLDER]

By:
Name:
Title:

[Signature Page to Amendment No. 2 to Warrant to Purchase Common Stock]